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                                                                 Exhibit 10.6

                 SECOND AMENDMENT TO THE PRICE ENTERPRISES 1995
                   COMBINED STOCK GRANT AND STOCK OPTION PLAN


         Price Enterprises, Inc., a Maryland corporation (the "Company"), by resolution of its Board of Directors (the "Board"), adopted The Price Enterprises 1995 Combined Stock Grant and Stock Option Plan as amended by a First Amendment dated July 14, 1998 (the "Plan"), for the purpose of attracting and retaining employees of ability and experience, and to furnish such personnel maximum incentive to improve operations and increase profits of the Company.

         The Company and Excel Legacy Corporation, a Delaware corporation ("Legacy"), are parties to a written agreement dated June 2, 1999, regarding the acquisition by Legacy, directly or indirectly, of all the common stock of the Company (the "PREN Agreement").

         In order to provide for appropriate adjustments to Options and the Plan, pursuant to the PREN Agreement, the Board adopts this Second Amendment to the Plan, effective as of June 2, 1999. This Second Amendment, together with the Plan, constitute the Plan in its entirety. In the event of any conflict between this Second Amendment and the remaining provisions of the Plan, this Second Amendment shall control.

1. For purposes of this Second Amendment, the following terms shall apply:

         A.  "Closing" shall have the same meaning as it has in the PREN
Agreement.

         B. "Optionee" shall mean any and all employees of the Company holding Option(s) granted under this Plan.

         C. "Option" shall mean any Option to purchase shares of the Company's Common Stock or shares of the Company's Preferred Stock, which was granted under the Plan.

2. Each Option outstanding as of the date of the PREN Agreement, whether or not then exercisable or vested, shall become fully exercisable and vested upon the Closing.

3. If and when the Closing occurs, (a) each outstanding Option, which represents the right to purchase a share of the Company Common Stock (and not Company Preferred Stock) shall be cancelled and the Optionee, with respect to such Option, shall be paid by the Company within ten (10) days after the Closing for each such Option, an amount in cash determined by multiplying (i) the excess, if any, of $8.50 over the applicable exercise price of such Option by (ii) the number of shares of Company Common Stock subject to such Option and (b) each outstanding Option which represents the right to purchase a share of both Company Common Stock and Company Preferred Stock shall be cancelled and the Optionee with respect to such Option (A) shall be paid by the Company within ten
(10) days after the Closing for each such Option, an amount in cash determined by multiplying (1) the excess, if any, of $8.50 over an amount equal to 22.7% of the applicable exercise price of such Option (rounded to the nearest whole cent) by (2) the number of shares of Company Common Stock subject to such Option and
(B) shall receive a replacement Option to purchase the number of shares of Company Preferred Stock equal to the number of shares of Company Preferred Stock originally subject to the Option, which shall have an exercise price equal to 77.3% of the Option's original exercise price (rounded to the nearest whole cent), exercisable on the same terms and conditions as the surrendered Option (except that the Option received in exchange shall be fully exercisable and

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vested, and shall not expire for a period ending upon the earlier of (x) two (2)
years following the Closing [or such longer period as may be applicable if the Optionee remains employed by the Company or Legacy after the Closing) or (y) such time as no shares of Company Preferred Stock remain outstanding (at which time the Option shall represent the right to receive the redemption price for such Company Preferred Stock). Any payments to Optionees shall be subject to all applicable federal, state and local tax withholding requirements.

4. The first sentence of Paragraph 8(b) of the Plan is amended by substituting the words "one (1) year after cessation" in place of "90 days after cessation" (referred to herein as the "Time Period"), provided, however, if the PREN Agreement is terminated prior to Closing, then in lieu of "one (1) year after cessation" the Time Period shall be as follows:

         A. If the Optionee is employed by the Company at the time of termination of the PREN Agreement, the Time Period with respect to such Optionee, shall be "90 days after cessation," or

         B. If the Optionee's employment by the Company terminates prior to termination of the PREN Agreement, the Time Period with respect to such optionee, shall be "90 days after termination of the PREN Agreement."

5. In the event that prior to the Closing the Optionee exercises an option to purchase vested shares of Company Common Stock and/or Company Preferred Stock, then the provisions of the Stock Option Agreement(s) as the same existed prior to this Amendment shall apply and paragraphs 2 and 3 above shall have no effect with respect to such exercise.

6. In the event that prior to Closing the Optionee terminates his or her employment without the consent of Legacy, as required pursuant to Exhibit B of the PREN Agreement, then paragraphs 2, 3 and 4 above herein, shall not apply to the Optionee.

         Executed at San Diego, California, this 2nd day of June, 1999.

                                      PRICE ENTERPRISES, INC.


                                      By:  /s/ Jack McGrory
                                           -----------------------------

                                      Its:     CEO
                                           -----------------------------

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